                                      LEASE





BETWEEN           SA TTS BELGIUM public limited company
                  with registered office at Route de Namur 140 in 4280
                  Hannut.
                  Here represented by Mr. Philippe's Heeren, Managing
                  Director.
                  Referred to below as "TTS"

AND SPRL "ETOYS BELGIUM" private limited company with registered office at Rue de la Presse 4 in 1000 Brussels.
                  Registered with the Brussels Trade
                  Register under n DEG. 639.803.
                  Here represented by Messrs. Ruben RODRIGUEZ and
                  Henry BISHOP, in the capacity of managing directors. Referred to below as "eToys".


THE FOLLOWING HAS BEEN EXPLAINED AND AGREED:

1.       THE PROPERTY

TTS shall lease to eToys, agreeing, the following property:

- one storage warehouse (not destined for storing ADR merchandise or foodstuffs);
-        premises to be used as offices.

The warehouse is located in the TTS facility at LIEGE AIRPORT, Rue de l'Aeropostale in 4460 Grace-Hollogne. The office premises are located at the same address, on the 2nd floor of the administrative premises of TTS.

The warehouse has been built on the basis of a building permit obtained in good order and was operated up to now by TTS after having obtained all the authorizations required (cf. documents in support enclosed).

2.       LENGTH OF TERM

This lease shall become effective on April 1,2000 to end on April 30,2002. However, eToys shall be allowed to postpone the date of expiry of the lease unilaterally to April 30,2003 on condition that it has mailed, prior to July 31,2001, a registered letter to TTS, informing the latter of its decision. Except for this option allowed for the benefit of eToys, no tacit renewal shall be allowed to occur. The postponement of the final date to April 30,2003 shall not be possible for part of the property leased or for a fraction of the said period only.

The warehouse shall be made available to eToys from April 1,2000 to the extent of 5,184 square meters as shown in red on the drawing enclosed; this surface area shall be increased as from July 1,2000 to 10,368 square meters as shown in green on the drawing enclosed i.e. to the equivalent of the total surface area.

The office premises shall be made available to eToys from April 1,2000. They consist of the left-hand section of the 2nd floor in the administrative building, which represents a surface area of 254 square meters. The drawing that shows the surface area of the office premises leased to eToys shall be appended to this lease.

The employees of eToys shall have access to the cafeteria operating in the building, at normal conditions. The sanitary facilities and the common corridors in the building may be used in the same manner. The conference room on the 2nd floor may be used occasionally by eToys, in agreement with the other occupants of the building.

The TTS personnel shall provide visitors with directions to the reception desk.

TTS declares that the warehouse is free from any easement, right or burden that could reduce the use of the premises leased by eToys. The same applies to the office premises, except that the central corridor shall have to remain accessible to the other users of the building.

The surface area of the premises leased shall be guaranteed with reference to the drawing enclosed.

3.       RENT

The single and indivisible rent shall be determined on the basis of the following components:

-        1,920 BEF/square meter/year for the warehouse
-        4,200 BEF/square meter/ year for the office premises

Consequently, the annual rent shall amount to:

-        19,906,560 BEF    =        1,920 x 10,368
-         1,066,800 BEF    =        4,200 x 254

Sum total:                 20,973,350 BEF.

The rent payable per quarter, without VAT, shall thus amount to 5,243,340 BEF.

For the first quarter from April 1 to July 1,2000 the rent shall be decreased, however, to 2,755,020 BEF (taking into account that the warehouse will be occupied for 50 % only).

4.       LATE PAYMENTS

The rent shall be paid in advance on the 5th day, at the latest, of the quarter, into account n DEG. 340-0098000-68. In the event of any delay of more than 15 days in the payment of the rent, interest shall be charged automatically on the outstanding amounts, for the benefit of TTS and at the contractual rate of 12 % per annum. If the delay in payment of the rent were to amount to 2 quarterly payments, TTS would have the right of notifying eToys of an early termination of the lease, to become effective irrevocably on the 30th day following the date of the registered notification of the said early termination of the lease, if TTS has failed to obtain payment within the said period of time, without prejudice to the right of TTS of recovering any amounts outstanding. If any early termination were to occur with one of the parties at fault, this would oblige the party at fault to indemnify the other party by paying a compensation set inclusively at 2 quarterly rents.

5.       BANK GUARANTEE

The effectiveness of the lease shall be suspended until the date when eToys shall have provided TTS with an irrevocable bank surety in an amount equal to 3 months of rent and issued by a bank with a registered office in Belgium. This guarantee shall have to ensure that TTS collects the payment of the rents that become due until April 30,2002, also of any indemnity payable by eToys to TTS, either for early termination, damage caused by the tenant or for any reason resulting from any failure to perform this lease, also with regard to any sentence possibly pronounced by any jurisdiction against eToys and for the benefit of TTS in the framework of the performance of this lease. The said bank shall have to perform as surety without any delay, either immediately after the parties have come to an arrangement or after any court or arbitral decision involves a sentence against eToys under which it has to pay any amount to TTS. This bank surety shall be renewed in the event where eToys exercises its option of postponing the date of expiry of the lease, in accordance with article 2 of this lease, with the renewal of the guarantee having to precede the extension of the lease. The guarantee shall be released after the expiry of this lease and after eToys shall have complied with all of its obligations resulting from this lease.

6.       TRANSFER OF THE LEASE

Assignment of the lease and subletting shall be prohibited. However, eToys shall be authorized to assign the lease to a company linked to the eToys group and that has its registered office on the territory of the European Union, of Switzerland or of the United States. In the event of any assignment of the lease, eToys shall guarantee perfect compliance with any and all obligations resulting from this lease. Furthermore, the bank guarantee and the surety from eToys Inc. shall be maintained.

7.       WORK CONCERNING THE WAREHOUSE

Where the warehouse is concerned, eToys is familiar therewith and aware that it may not effect any transformation without having previously obtained the approval in writing of TTS that may refuse only for just cause within 5 workdays following the said request for approval. Any work in the floor plate must be avoided that could affect its levelness. However, eToys may effect the drilling required for screwing fast the machinery or storage installations. In any event, any damage caused to the floor plate shall have o be repaired carefully at the end of the lease. The merchandise shall have to be stored on the premises under the best safety conditions, in particular with due observance of the requirements of the insurance companies. eToys shall be informed that with a view to the proper functioning of the sprinkler system, nothing may encumber the space between a height of 9.5 m from the floor and the roof. The products may not be stored in the corridors. eToys declares that the storage shall involve products in relation with its activity and it has provided a list thereof by categories to TTS that confirms the reception thereof. TTS declares that the aforesaid insurance companies have taken cognizance of this list and that they did not make any comment in this respect to this day, also that as far as TTS is aware, the requirements of the insurance companies should not give rise to any difficulties. Under no circumstances may the said products comprise in their composition any explosive, potentially dangerous or toxic substances or any substances considered as ADR or foodstuffs. The shelving shall be used in accordance with its characteristic features and eToys shall ensure that any overload is avoided that could entail and risk of prejudice for anyone.

eToys shall be authorized to build sanitary facilities on site. The work shall be carried out under the responsibility and at the expense of eToys that shall have to obtain the authorizations required. The structure shall be made of light materials, outside the hall. The facilities shall be located at the north-east corner of the building and be adjacent thereto. The architects of the parties shall consult each other as to the design.

8.       WORK CONCERNING THE OFFICES

The offices shall be furnished, in accordance with the description appended hereto. The fixed element may not be changed or moved without having previously obtained the approval in writing of TTS that may refuse only for just cause. The mobile elements may be moved without being damaged. eToys may bring into the premises any mobile elements it wishes to have there. The premises may be used only a regular office premises and eToys shall undertake, in any event, not to interfere abnormally with the enjoyment of the occupants of the other offices in the building. TTS shall ensure that the occupants of the other offices in the building do the same.

9.       NECESSARY AND URGENT REPAIRS AND WORK

It is agreed explicitly that eToys shall have to carry out only the repairs incumbent upon the tenant as mentioned under article 1754 of the Civil Code as well as the repairs of damages caused by eToys or by persons for whom eToys is responsible.

At the expense of TTS shall be, in accordance with article 1720 par. 2 of the Civil Code, any and all repairs other than those incumbent upon eToys under article 1754 of the Civil Code. eToys shall report immediately and by registered letter to TTS the need for any repair incumbent on TTS that will undertake anything required with due diligence.

In accordance with article 1724 of the Civil Code, eToys shall allow any urgent repair work that can not be deferred until the end of the lease, with TTS committing itself to undertake all the measures required for limiting as far as possible the inconveniences resulting from the said work.

eToys shall have to allow access to TTS or to its employees or to any other party appointed by TTS for the purpose of checking the inventory of the fixtures or of carrying out any inspections and repair work necessary.

10.      INVENTORY OF THE FIXTURES

An inventory of the fixtures on entry shall be drawn up within 15 days from the signing of this lease and become definitely binding on the parties.

This inventory of the fixtures shall be drawn up jointly by two experts, with each of the parties paying its own expert.

For drawing up the inventory of the fixtures on entry, TTS appoints "Atelier d'Architecture Gautheys-Berhaut SA, Rue Basse-Mehagne 63 in Embourg.

eToys shall appoint for drawing up the inventory of the fixtures on entry: .....
(to be appointed later).

At the end of the lease. eToys shall deliver the premises in their pristine condition (in accordance with the inventory of the fixture on entry), with the reservation of wear and normal use by the tenant. The work shall have to be carried out by a company picked by eToys from a list of 3 companies, at least, as provided by TTS.

Any inventory of the fixtures on departure shall be drawn up jointly by two experts, with each of the parties paying its own expert. Each party shall notify the other party of the designation of an expert within 1 months, at least, prior to the end of the lease.

In the event of any disagreement among the experts, a third expert shall be appointed by the Justice of the Peace in the jurisdiction of the premises leased, at the request of the most diligent party, in order to have the amount of the damage incumbent upon the tenant and the possible indemnity for loss of availability established. The decision of this expert shall be definitely binding on the parties that shall each pay this expert's fees by half.

11.      ADVERTISING
eToys may not display any advertising of any nature on the building nor inside the TTS site. eToys may install signaling pointing to its premises but such signaling shall have to be determined by joint agreement as to its form and location and it shall have to be in conformity with the style of that which currently exists already in this respect.

12.      COMPLIANCE WITH LAWS AND REGULATIONS

eToys shall carry out its activities on the premises leased in accordance with the laws and regulations in force and under its on responsibility. If any work of any nature needs to be carried out in connection with the activity of eToys and as demanded by any public authorities, such work shall be carried out at the expense of eToys, without prejudice to its obligation of obtaining previously the approval of TTS that may refuse its approval for just cause only. The same comment applies to any work that would become necessary as a result of private requirements, for instance from an insurance company.

13.      PARKING FACILITIES

eToys shall benefit from 10 open sky parking spaces within the TTS site, as shown on the drawing appended hereto.

TTS shall also agree that 100 parking spaces shall be built at the expense of SPI and by SPI on the public road, along its fence, and that these spaces shall be made available to eToys.

Furthermore, TTS undertakes to refrain each year, from September 1st to December 31st, from parking any vehicle inside the public parking area with a capacity of about 200 vehicles, in the places shown on the drawing appended hereto.

The parking spaces made available to eToys in this manner shall be free of charge. eToys shall release TTS from any responsibility regarding the vehicles and their contents that would be parked in these spaces. These spaces may not be used for any purpose other than for parking vehicles. TTS shall ensure neither the monitoring nor the guarding thereof.

14.      ACCESS TO THE PREMISES LEASED

* To the offices: the administrative and management personnel as well as the visitors or eToys shall have access to the offices via the currently existing ordinary accesses such as shown on the drawing enclosed. The offices shall be accessible from Monday to Friday, from 08:00 a.m. to 08:00 p.m. but they can be made accessible, without any restriction in time, for holders of a special badge. Blue collar personnel shall have access to the offices only for the requirements of service and shall have to use the entrance (west) reserved for drivers.
* To the warehouse: the blue collar personnel shall have access to the warehouse only and eToys shall ensure that its personnel is prevented from wandering all over the site of TTS for reasons other than those connected with service requirements. The warehouse shall be accessible round the clock and on 7 days of the week. To gain access to the warehouse, the blue collar personnel of eToys shall have to use a site access entrance that shall be installed specifically for this purpose at the location shown on the drawing enclosed.
* Access procedures: eToys shall be informed that the TTS site is accessible only to people carrying magnetic cards that are strictly personal and can not be assigned. eToys shall pay the costs for manufacturing and distributing these cards as well as for installing the checking devices required for this purpose. eToys shall be authorized to have the access system extended, at its own expense, to the office premises of its employees, provided this extension is technically feasible. The central corridor of the 2nd floor shall have to remain accessible to TTS and the other tenants.
* As to TTS: TTS shall be authorized to enter the premised leased exceptionally for the requirements of repairs on the pumps in the basement of the warehouse and for checking the alarm system, on condition of being accompanied by a qualified personnel member of eToys. However, in an emergency, TTS may waive any such accompaniment, provided it informs eToys accordingly and as soon as possible.

15.      INSURANCE

In order to avoid multiple recourses and to obtain advantageous premium rates, TTS shall subscribe the insurance policies relating to the premises leased.

The insurance subscribed by TTS shall comprise a renunciation of recourse for the benefit of eToys, except for cases of malicious intent, regarding damage to the building where its responsibility as a tenant is involved, in particular as regards fire, explosion and water damage as well as with an extension to the recourse of third parties (premises leased). It shall not comprise any damage caused by the tenant's transport facilities.

eToys shall undertake to refund the extra premiums relating to the renunciation of recourse for the benefit of eToys.

eToys shall insure at its own expense the furniture that exists on the premises leased, including the merchandise stored, against the risks of fire, explosion, water damage and all other risks of any nature inherent to its activity on the premises leased. eToys undertakes to obtained, to the extent possible, that the insurance subscribed comprises a renunciation of any recourse, except for cases of malicious intent, against TTS and the suppliers of electric power, gas, steam and water as well as against the utilities with regard to which and to the extent in which TTS had to renounce its recourse.

eToys shall also subscribe a liability insurance policy covering its operation (personnel) with regard to third parties. In the event of social movements, particularly of strike actions among the personnel of eToys, the latter shall ensure that this personnel can not cause any damage to TTS, in particular by impeding its own operation or by damaging its image. eToys shall assume liability in this respect.

Each of the parties shall undertake to provide the other party as soon s possible with the insurance and renunciation of recourse certificates issued by their insurer(s).

16.      TAXES

Any taxes, rates or fees of any nature imposed now or later by any public authority on the premises leased or the property or the personnel used by eToys shall be paid by eToys. This shall apply, in particular, to the withholding tax on income from real property, with eToys being informed, however, that the Walloon Region Authority has declared hat TTS could be exempted from the withholding tax on income from real property for the premises leased to eToys and if this were to be the case, the exemption considered would be also to the benefit of eToys.

17.      CONSUMPTION

Any and all costs for the consumption of water, gas and electric power shall be at the expense of eToys, including the costs for renting, maintaining and repairing the meters and installations. The warehouse lone has separate meters.

For the period from April 1 to June 30,2000 TTS shall forward as per April 1st a down payment invoice in the amount of 300,000 BEF for the warehouse and the offices. At the end of the quarter, an account of the actual consumption shall be drawn up, in proportion with the number of square meters leased.

Subsequently, TTS shall draw up for the warehouse a down payment invoice as per July 1st with a supplement asked for at the end of the month, taking into account the actual consumption. At the beginning of each subsequent month, an invoice shall be drawn up in an amount equal to the consumption of the previous month, with any adjustments made at the end of the month. The first month shall be billed in the amount of 100,000 BEF.

Later, the same system shall be applied to the offices, but on a quarterly basis, with the first invoice amounting to 50,000 BEF.

All of the said invoices shall have to be paid within 15 days.

18.      RESTORING THE CONDITION OF THE PREMISES

If any work has to be carried out on the premises leased, with the approval of TTS, the latter still has the right of demanding, at the end of the lease, that the premises are restored to their pristine condition at the expense of eToys, with the reservation of wear and normal use by the tenant.

19.      ELECTRIC POWER INSTALLATIONS

eToys informs TTS of its intention of installing on the premises its own data processing and telecommunication systems. The installations of eToys may not interfere in any manner with the proper functioning of the installations of TTS. No equipment (such as antennas) may be installed outside the premises leased, in particular not on the roof, without having previously obtained the approval in writing of TTS that may refuse only for just cause. Where the offices are concerned, eToys may furnish them with an alarm system to be authorized by TTS, which system may not cause any inconvenience, however, for the other occupants of the building, in particular in connection with the access to the central corridor. As regards the warehouse, eToys may install its own alarm system, but without removing the existing system.

20.      OPERATING PERMIT

The warehouse of TTS is covered by an operating permit. TTS undertakes to notify the municipal administration of Grace-Hollogne within eight days that it is placing the existing installations for which an operating permit has been delivered, at the disposal of eToys and that the latter shall store products on the premises of which the list by categories shall be provided.

21.      SECURITY AND SPRINKLING

eToys has been informed that TTS is operating a guarding and security service. TTS shall not provide eToys with any security-related guarantee, in particular as regards theft, relating to the premises leased and the merchandise stored or the goods of any nature belonging to eToys. eToys undertakes to refrain from impeding in any manner the task of the guarding and security service of TTS. The personnel of TTS and the personnel of the guarding and security service shall enter the premises leased only for serious reasons of security and, to the extent possible, in the company of an eToys personnel member.

The sprinkler system shall have to remain accessible at all times to the TTS personnel and eToys personnel members may not, under any circumstances, handle or alter this system. eToys shall appoint an agent who will be permanently available and who shall have the mission of accompanying the TTS personnel members on the premises leased when they have to intervene on the sprinkler system. eToys shall release TTS from any liability in the event where the sprinkler system were to switch on unexpectedly, without prejudice to their right of being indemnified via an insurance. This clause shall no release TTS from its liability in the event of any serious fault such as, for instance, defective maintenance. TTS declares that the sprinkler system is in perfect operating condition as per March 31,2000.

22.      INDEX ADJUSTMENT

The rent shall be index-adjusted on April 1st of each year, strictly in accordance with developments in the consumer prices index in Belgium, the so-called "health" index; the basic index figure considered shall be that of March 2000.

23.      EXPROPRIATION

In the event of expropriation, eToys shall refrain from claiming any indemnity that would diminish the indemnities to which TTS is entitled. TTS declares that it is not aware, after having made an inquiry in this respect, of any project or decision relating to any possible expropriation.

24.      CONFIDENTIALITY

The parties undertake to refrain from disclosing any confidential or prejudicial information they may have obtained about the activities of the other contracting party. They shall ensure themselves the protection of the confidentiality as to their own information.

25.      WASTE

eToys shall ensure the management, storage and removal, at its own expense, of any waste resulting from its activity, with due observance of the laws in force.

26.      JURISDICTION

In the event of any dispute, the courts of Liege alone shall have jurisdiction. Any notification and service shall be effected validly on the premises leased where eToys is concerned, for as long as eToys has not informed TTS of any other domicile in Belgium, and at the TTS offices where TTS is concerned.

27.      COSTS

This lease shall be presented for registration by eToys.
Any and all taxes and rates of any nature resulting from the signing of this lease, including the registration fee, the stamp tax, fines, etc... shall be at the expense of eToys.

For purposes of collecting the registration fee only, the non-specified charges resulting from this lease are estimated at 5 % of the rent.

Drawn up in Liege on March 31,2000
in as many copies as parties, plus one for the Registry.

For TTS                             For  eToys
Mr. Philippe's Heeren               Mr. Ruben Rodriguez
                                    Mr. Henry Bishop

SURETY

eToys Inc., company organized under the laws of the United States, with registered office at 3100 Ocean Park Boulevard, Suite 300, Santa Monica (California) 90405 USA, represented by Mr. Ruben Rodriguez, vice-president, stands surety for any and all obligations of eToys resulting from this lease, irrevocably for the entire term of this lease and until the obligations contained in this lease shall have been complied with. This surety shall subsist if the lease is assigned or the premises are sublet.

Signature of eToys Inc.
(Good for surety)





(append hereto a copy of the power of attorney of Mr. Ruben Rodriguez)


ENCLOSURES:

1.       drawing of the premises leased (offices + furniture)
2.       drawing of the premises leased (warehouse plus clearing)
3.       drawing of the parking area (inside 10 spaces + public
         200 spaces))